EXHIBIT (k)

                       Legal Opinion of Donald R. Stading

                                   Ameritas Variable Life Insurance Company Logo

June 26, 2002



Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentleman:

With reference to the Registration Statement on Form N-6, filed by Ameritas Variable Life Insurance Company and Ameritas Variable Separate Account VL with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable life insurance policies.

     2. Ameritas Variable Separate Account VL is a duly authorized and existing separate account established pursuant to the provisions of
          Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable Life insurance policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form N-6.

Sincerely,

/s/ Donald R. Stading

Donald R. Stading
Secretary and General Counsel